Exhibit 23.1
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                              Accountants' Consent
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The Board of Directors
Synovus Financial Corp.

We consent to the use of our report dated January 16, 2002, with respect to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference.

Our report refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

/s/KPMG LLP

KPMG LLP
Atlanta, Georgia
May 29, 2002